UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 15, 2010 (October 11, 2010)
IASIS HEALTHCARE LLC
(Exact name of registrant as specified in its charter)

Delaware	333-117362	20-1150104

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 Seaboard Lane, Building E Franklin, Tennessee	37067

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 844-2747
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Phillip J. Mazzuca as Chief Operating Officer
On October 11, 2010, IASIS Healthcare Corporation (the “Company”), sole member of IASIS Healthcare LLC (“IASIS”), announced that Phillip J. Mazzuca had been appointed as Chief Operating Officer of the Company. A copy of the related press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.
Mr. Mazzuca, age 51, joins the Company from Brim Holdings, Inc., where he served as president and chief executive officer for the past two years. Prior to joining Brim Holdings, Inc., Mr. Mazzuca served for three years as the executive vice president and chief operating officer of Charlotte, North Carolina-based MedCath Corporation, where he oversaw the company’s hospital operations. Starting in 1999, he spent six years at IASIS, rising to division president for the Texas and Florida markets. In previous years, he served in operations leadership roles for a number of hospitals and hospital companies, including chief executive officer of hospitals in several states including Alabama, California, Illinois and Virginia.
On October 11, 2010, the Company entered into an employment agreement with Mr. Mazzuca (the “Employment Agreement”), pursuant to which he will serve as Chief Operating Officer of the Company for a term of five years. Following the initial five year term, the term of the Employment Agreement will be automatically extended for additional one-year periods unless the Company or Mr. Mazzuca notifies the other of an intent to terminate no later than 90 days prior to the end of the then current term. Under the terms of the Employment Agreement, he will be entitled to an initial base salary of $550,000 per year. The Employment Agreement calls for an annual review of Mr. Mazzuca’s base salary by the Company’s board of directors, at which time the board may determine to increase the base salary.
Mr. Mazzuca will also be entitled to receive an annual cash target bonus of 50% of his base salary and an annual cash maximum bonus of 100% of his base salary based upon the achievement of certain performance objectives set annually by the Company’s board of directors. The Company also agreed to pay Mr. Mazzuca a one-time signing bonus in the amount of $75,000.
Pursuant to the terms of the Employment Agreement, Mr. Mazzuca was also granted an option to purchase 165,000 shares of common stock of the Company at fair market value on the date of grant and under the terms of the Stock Option Grant Agreement entered into between the Company and Mr. Mazzuca, dated October 11, 2010, and the IASIS Healthcare Corporation 2004 Stock Option Plan. Mr. Mazzuca shall also be eligible to participate in other equity plans of the Company generally available to senior executive officers of the Company.
The Employment Agreement also contains provisions for severance payments upon termination of employment under certain circumstances.
The Employment Agreement also contains non-competition and non-solicitation provisions pursuant to which Mr. Mazzuca will not compete with the Company or its subsidiaries within 25 miles of the location of any hospital the Company manages for 24 months following the date of termination of his employment, or for 12 months in certain limited circumstances. The agreement provides that during this time he will not solicit or recruit the Company’s business partners and employees.

The foregoing summaries of the Employment Agreement and the Stock Option Grant Agreement are qualified in their entirety by reference to such agreements, which are attached as Exhibits 10.1 and 10.2, respectively, hereto and incorporated by reference herein.
Stock Option Grant Agreements
As previously reported in IASIS’ Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2010, the Company has granted options to purchase shares of the Company’s common stock to W. Carl Whitmer and John M. Doyle under the terms of the related grant agreement and the IASIS Healthcare Corporation 2004 Stock Option Plan. On October 11, 2010, the Company entered into Stock Option Grant Agreements with Mr. Whitmer and Mr. Doyle in connection with these grants. The Stock Option Grant Agreements between the Company and Mr. Whitmer and Mr. Doyle, respectively, are attached hereto as Exhibits 10.3 and 10.4 and incorporated by reference herein.
Amended and Restated 2004 Stock Option Plan
On October 11, 2010, the Company amended and restated its 2004 Stock Option Plan (the “Plan”) in order to increase the number of shares of common stock reserved for issuance under the Plan, as well as to cease the annual increases of shares of common stock available under the Plan that were provided for pursuant to the terms of the Plan on each one-year anniversary of June 22, 2004 prior to an initial public offering of the Company’s common stock. The Amended and Restated IASIS Healthcare Corporation 2004 Stock Option Plan is attached hereto as Exhibit 10.5 and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

10.1	Employment Agreement, dated October 11, 2010, by and between IASIS Healthcare Corporation and Phillip J. Mazzuca
10.2	Stock Option Agreement, dated October 11, 2010, by and between IASIS Healthcare Corporation and Phillip J. Mazzuca
10.3	Stock Option Award Agreement, dated October 11, 2010, by and between IASIS Healthcare Corporation and W. Carl Whitmer
10.4	Stock Option Award Agreement, dated October 11, 2010, by and between IASIS Healthcare Corporation and John M. Doyle
10.5	Amended and Restated IASIS Healthcare Corporation 2004 Stock Option Plan
99.1	Press release dated October 11, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IASIS HEALTHCARE LLC
Date: October 15, 2010	By:	/s/ John M. Doyle
John M. Doyle
Chief Financial Officer

EXHIBIT INDEX

10.1	Employment Agreement, dated October 11, 2010, by and between IASIS Healthcare Corporation and Phillip J. Mazzuca
10.2	Stock Option Agreement, dated October 11, 2010, by and between IASIS Healthcare Corporation and Phillip J. Mazzuca
10.3	Stock Option Award Agreement, dated October 11, 2010, by and between IASIS Healthcare Corporation and W. Carl Whitmer
10.4	Stock Option Award Agreement, dated October 11, 2010, by and between IASIS Healthcare Corporation and John M. Doyle
10.5	Amended and Restated IASIS Healthcare Corporation 2004 Stock Option Plan
99.1	Press release dated October 11, 2010